Exhibit 10.4

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (“Agreement”), dated as of April 16, 2015 (the “Effective Date”), is entered into by and between Atmel Corporation, a Delaware corporation (“Service Provider”), and Uni-Pixel Displays, Inc., a Texas corporation (“Customer”). Each of Service Provider and Customer are referred to individually herein as a “Party” and collectively as the “Parties.”

A. The Parties have entered into a Purchase and Sale Agreement dated as of April 16, 2015 (“Purchase Agreement”) pursuant to which Customer purchased and acquired from Service Provider the Purchased Assets and assumed the Assumed Liabilities, and entered into the Ancillary Agreements (as such terms are defined in the Purchase Agreement).

B. The Parties intend that during a limited transition period after the Effective Date, Service Provider shall provide or cause to be provided certain transition services to Customer upon the terms and conditions of this Agreement.

C. Customer understands that upon termination of this Agreement, Service Provider will have no obligation to provide any additional services to Customer for any reason, whether or not Customer requires further services or is dependent for any of those services to conduct its business.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and accepted and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS.

When used in this Agreement with initial letters capitalized, the following terms will have the meanings specified below.  In addition, capitalized terms used in this Agreement but not defined in this Agreement will have the meaning ascribed to them in the Purchase Agreement.

1.1 “Additional Services” has the meaning set forth in Section 2.1 hereof.

1.2 “Atmel Marks” has the meaning set forth in Article 8 hereof.

1.3 “Bankruptcy Code” means Title 11 of the United States Code, as may be amended from time to time.

1.4 “Customer” has the meaning set forth in the preamble hereto.

1.5 “Customer Assets” means any office space, facilities, equipment, components, parts, supplies, materials, computer programs, documentation, communications, transportation, specifications, data, information, and other assets or properties provided or to be provided by Customer to Service Provider pursuant to this Agreement.

1.6 “E&R Coating Machine Services” has the meaning set forth in Schedule C hereof.

1.7  “External Services” means Services that are performed by independent contractors of Service Provider.

1.8 “Hosting Party” has the meaning set forth in Section 3.4 hereof.

1.9 “Improvements” has the meaning set forth in Section 3.5 hereof.

1.10 “Internal Services” means Services that are performed internally at Service Provider by a Service Provider employee or contract employee, including, without limitation, administrative and managerial services (e.g., facilities services, planning services, shipping and logistics services, and finance services), manufacturing services performed by Service Provider personnel on Service Provider equipment, technology transfer and training services.

1.11 “Losses” has the meaning set forth in Article 9 hereof.

1.12 “Schedule” means a written agreement for the performance of specific Services pursuant to this Agreement, as further described herein and therein.

1.13 “Service” or “Services” has the meaning set forth in Section 2.1 hereof.

1.14 “Service Fees” has the meaning set forth in Section 4.1 hereof.

1.15 “Service Provider” has the meaning set forth in the preamble hereto.

1.16 “Service Provider Indemnitees” has the meaning set forth in Article 9 hereof.

1.17 “Service Provider Personnel” means the employees and independent contractors provided or to be provided by Service Provider to perform the Services under this Agreement.

1.18 “Special Services” has the meaning set forth in Section 1.21 hereof.

1.19 “Special Services Transition Period” means the Transition Period with respect to Special Services as set forth in Section 1.21 hereof.

1.20 “Term” means the period described in Section 7.1 hereof.

1.21 “Transfer Date” has the meaning set forth in Schedule E hereof.

1.22  “Transition Period” means (i) with respect to quality assurance and failure analysis services for the XSense Touch Sensors (Schedule D) (the “Special Services”), the period of six (6) months starting from the Effective Date, (ii) with respect to the operations services (Schedule E), the period of thirty (30) days starting from the Effective Date or (iii) with respect to all other Services provided by Service Provider, the period of three (3) months starting from the Effective Date, in each case, any shorter period resulting from termination of this Agreement under Article 7 below.

ARTICLE 2
THE TRANSITION SERVICES.

2.1 Scope.  During the Term and subject to the terms and conditions herein, Service Provider will provide to Customer or its applicable controlled Affiliate the transition services set forth below and described in the Schedules attached hereto. The following Schedules shall be incorporated by reference into this Agreement, and all such services as set forth on such Schedules are collectively referred to herein as the “Services”:

(a) Eyelit manufacturing execution system services (Schedule A);

(b) Business data, email and network and communication services (Schedule B);

(c) Facilities support services (Schedule C);

(d) Failure analysis testing facilities services (Schedule D); and

(e) Operations services (Schedule E).

After the Effective Date, Customer and Service Provider may mutually agree on additional services not set forth in Section 2.1(a) through 2.1(e) to be provided, during the term, which are necessary to permit Customer to operate the Business in substantially the same manner that it was operated by Service Provider immediately prior to the Effective Date (the “Additional Services”). The provision of any Additional Services shall be subject to acceptance and agreement (which may be withheld or denied for any reason or for no reason) by Service Provider in its sole and absolute discretion to provide such Additional Services.

2.2 Covered Services.  To the extent that any former employees of Service Provider or its Affiliates became an employee of the Customer or its Affiliates upon the Effective Date in connection with the Acquisition and, immediately prior to the Effective Date, such employee of Customer or its Affiliates was performing any of the Services described in a Schedule in the manner and to the extent contemplated herein and therein, upon prior written notice from Service Provider, such Services will not be required to be provided by Service Provider hereunder and will not be included in the Services.  To the extent that the performance of any Services is prohibited by any applicable law or regulation or is prohibited by or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document, such Services will not be required to be provided by Service Provider hereunder and will not be included in the Services.

ARTICLE 3
PERFORMANCE OF SERVICES.

3.1 Coordination.  The Parties shall consult with each other and coordinate, to the extent possible, the Services with Customer’s or Service Provider’s other operations.  Service Provider shall not be required to provide any Services if the provision of those Services would be reasonably likely to materially interfere with Service Provider’s management or ordinary operations of its business.  Service Provider shall use its commercially reasonable efforts to provide the Services in a timely manner and to ensure that the timing of their performance does not adversely impact Customer’s management and operation of the Business.  The Services will be provided in the manner set forth in Schedules A through E.

3.2 Service Provider Personnel. Each Service Provider Personnel will be an employee, contract employee, consultant or independent contractor of Service Provider or its Affiliates.  No Service Provider Personnel will be treated as an employee, contractor or agent of Customer or its Affiliates for any purpose.  Each Party shall have sole discretion and authority to decide on any matter related to such Party’s personnel, and neither Party shall have any power or authority to participate in or control, and neither shall have any liability, duty, or obligation related to the decision making process or management concerning the other Party’s personnel.  Notwithstanding the foregoing, for Services where certain Service Provider Personnel are uniquely qualified to perform a Service and have previously provided the Service for the Business, Customer may request in a Schedule that that particular Service Provider Personnel will continue to provide that Service and Service Provider will use its commercially reasonable efforts to accommodate such request solely to the extent that the provision of services by any Service Provider Personnel would not be reasonably likely, in the determination of Service Provider, to materially interfere with the ordinary performance by those Service Provider Personnel of their daily activities and responsibilities for Service Provider.

3.3 Customer Assets. Customer will provide and make available at reasonable times during normal business hours any Customer Assets as required for Service Provider’s performance of the Services as identified in the Schedules.

3.4 Compliance with Rules. Each Party (“Hosting Party”) will, subject to the terms of the Leases, as applicable, provide the other Party’s personnel with reasonable access to the Hosting Party’s facilities as required for the performance of the Services in accordance with this Agreement. While at the facility of the Hosting Party in connection with this Agreement, all employees and agents of the other Party shall abide in all material respects by all building and facilities rules, regulations, safety requirements and ethical guidelines of the Hosting Party, including the terms of any Leases.

3.5 Developed Processes and Technologies.  Each Party (as the “Original Owner”) shall own any modifications and improvements and all intellectual property rights thereto, including without limitation any technical solutions, corrective actions and know-how, related to the Original Owner’s process, technology, product (except as set forth in the Patent License Agreement or IP License Agreement, in each case as defined in the Purchase Agreement) or intellectual property made or used in connection with the Services provided under this Agreement (collectively, “Improvements”). To the extent that the other Party acquires any rights in any of the Original Owner’s Improvements, the other Party hereby assigns to the Original Owner all right, title and interest therein. The other Party agrees to execute assignment documents and other papers as may be necessary or advisable to perfect the Original Owner’s rights in such Improvements and effectuate the assignment thereof. Without limiting the obligation to effect such assignment, in the event that the foregoing assignment of Improvements does not occur, the Original Owner shall have a non-exclusive, non-terminable, perpetual, transferable, fully paid up, royalty-free license to use and otherwise exploit the Improvements in connection with any Original Owner process, technology, product or intellectual property without limitation.

3.6 Data.  All data supplied to Customer pursuant to any of the Services shall be provided in its then existing format.  Service Provider reserves the right to change the format of the data supplied to Customer as a result of any upgrades or improvements in Service Provider’s existing systems, software or hardware.  If Customer requests that data be supplied in a different format, Service Provider shall, if commercially reasonable, provide such data in the format requested by Customer, provided that any such provision of data shall be subject to a cost-based additional fee calculated in accordance with Section 4.1.  Service Provider shall not be required to make any upgrade or improvements to its existing systems, software or hardware on behalf of Customer in order to provide any Services or, subject to the foregoing sentence, data in any different format, and Service Provider shall be entitled to make any such determinations in its sole and absolute discretion.

3.7 Access to Transition Service Contacts.  For purposes of facilitating Customer’s utilization of Services hereunder, from and after the Effective Date, each Party shall be permitted to directly contact during normal business hours those individuals employed by the other Party set forth on Schedule 3.7 hereto (and any successor(s) to the position(s) currently held by such individuals) so long as such individuals are employees of such other Party or their respective Affiliates and remain in the same or similar positions as they currently occupy on the date hereof, and provided, that access to any Service Provider Personnel would not be reasonably likely, in the determination of Service Provider, to materially interfere with the ordinary performance by those Service Provider Personnel of their daily activities and responsibilities for Service Provider.  Each Party may at any time and from time to time replace or add a contact individual by providing written notice to the other Party setting forth the name, contact information and function of such replacement or additional individual.

3.8 Customer’s Use of Services.  Customer shall use the Services for substantially the same purposes and in substantially the same manner as the Service Provider and its Affiliates had used the Services prior to the Effective Date.  Service Provider shall be required to provide the Services only to Customer in connection with the conduct of the Business.  Customer shall not resell any of the Services to any Person whatsoever or permit the use of the Services by any person other than in connection with the conduct of the Business in the ordinary course consistent with past practice.

3.9 Provision of Services.

(a) Customer acknowledges that Service Provider may be providing similar services (and/or services that involve the same resources as those used to provide the Services) to its internal organizations, Affiliates and third parties.  Service Provider reserves the absolute right, in its sole discretion to modify the Services in connection with changes to its internal organization in the ordinary course of business.

(b) Service Provider shall not be required to (i) expand its facilities, incur long-term capital expenses or employ additional personnel in order to provide the Services, or (ii) provide Services hereunder that are greater in nature and scope than the comparable services provided by Service Provider in respect of the Business prior to the Effective Date.

(c) In providing the Services, Service Provider may (i) use the personnel of Service Provider or its Affiliates, or (ii) arrange for the provision of services of third parties to the extent such third-party services are routinely utilized to provide similar services to other businesses of Service Provider or are reasonably necessary for the efficient performance of any of such Services.

(d) Customer shall obtain all necessary government licenses, including export licenses, in connection with the Business and the use of the Services and shall, prior to requesting Service Provider to transfer or re-transfer technical data, software or hardware to foreign persons, deliver to Service Provider confirmation, to Service Provider’s reasonable satisfaction, that Customer has fully complied with applicable export control laws and regulations and obtained any necessary export licenses. Notwithstanding anything to the contrary, Service Provider shall have the right immediately to discontinue and suspend exports to any person identified on the U.S. Department of Commerce Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons List, the Department of State’s Debarred List and any similar lists of persons maintained by the United States or other/local government that may be subject to export denial. Customer will also promptly notify Service Provider if any products are intended to use in nuclear, chemical/biological weapons, rocket systems or unmanned air vehicle applications that require export licenses, and Service Provider may also discontinue and suspend exports of those products until such time as Customer shall have reasonably satisfied Service Provider that Customer has fully complied with applicable export laws and regulations.

(e) Customer is solely responsible for any and all management, oversight and other decision making with respect to the Business.  In no event shall any of the Services provided under this Agreement involve any management, oversight or decision making with respect to Customer or Business matters, including without limitation the XSense Touch Sensors and Service Provider shall have no liability whatsoever to Customer or any of its respective Affiliates with respect to any such matters or for any Customer decision to accept or reject any recommendation, information or data provided by Service Provider.

(f) Customer shall be responsible for any violation or breach of this Agreement by its officers, employees, contractors, representatives or agents, including any use of Service Provider’s Services or assets that are prohibited by this Agreement.

(g) In no event shall Service Provider have any liability or responsibility whatsoever, including liability for lost business, lost profits, loss or interruption of business or any other special, consequential, indirect or incidental damage suffered by Customer for any Operations Services performed by the Business Employees or any products manufactured by the Business Employees for any reason other than Service Provider’s gross negligence and willful misconduct.

3.10 Migration.  From and after the Effective Date, Customer shall use its commercially reasonable efforts to migrate the Services from Service Provider as soon as reasonably practicable. Service Provider will provide reasonable assistance to Customer to complete such migration, provided, however, Customer will pay for any additional expenses incurred by Service Provider in connection therewith as set forth in the Schedules.

3.11 Termination of Services.  Upon termination of this Agreement, Service Provider will have no obligation to provide any additional Services to Customer for any reason, whether or not Customer requests or requires further Services or is dependent on any of those Services to conduct its business.  On May 15, 2015, Service Provider intends to terminate all Business Employees and will not be provide such Business Employees to perform the Operations Services for Customer from and after such date.

ARTICLE 4
COMPENSATION.

4.1 Services.  All Services to be provided by Service Provider to Customer during the Transition Period as set forth on the attached Schedules A through E shall be provided at the rates or fees set forth in such Schedules during such Transition Period. For purposes hereof, references to Service Provider’s costs shall include all of Service Provider’s and its Affiliates’ reasonable and documented direct costs incurred by Service Provider and/or its Affiliates in performing the Services together with actual out-of-pocket third-party expenses reasonably incurred by Service Provider in providing the Services (collectively, the “Service Fees”).  Without limiting the foregoing, the Service Fees shall include, but not be limited to, (a) the actual out-of-pocket employment costs (base salary, payroll taxes and out-of-pocket medical benefits) for the individuals performing the Services (based on the actual time expended by such individuals in performing the Services), (b) costs of materials, (c) the actual out-of-pocket third-party expenses reasonably incurred by Service Provider and/or its Affiliates in providing the Services, and (d) direct supervisory and management expenses incurred by Service Provider and/or its Affiliates in providing the Services.  Any Taxes assessed on the provision of the Services hereunder shall be paid by Customer.

4.2 Invoices.  Each month Service Provider will submit to Customer an invoice for any compensation payable under Section 4.1 for any Services performed during the prior month. Customer shall pay all amounts due under this Agreement free of any set-off, deduction or withholding.  Without prejudice to Service Provider’s other rights and remedies, where any sum remains unpaid five (5) Business Days after the applicable due date, it shall carry interest, which shall accrue daily, from the due date until the date of actual payment, at an annual interest rate equal to the lesser of ten percent (10%) and the maximum rate permitted by applicable law.

4.3 Payment.  On the Effective Date, Customer shall pay to Service Provider the amount of $400,000 (the “TSA Prepayment Amount”), which shall be applied by Service Provider against the E&R Coating Machine Services.   After the TSA Prepayment Amount has been fully applied, Customer will pay all other amounts payable under each of Service Provider’s invoices by wire transfer within thirty (30) calendar days after Customer’s receipt of an invoice.

ARTICLE 5
WARRANTIES, DISCLAIMERS AND LIMITATIONS OF LIABILITY.

5.1 Warranty.  SERVICE PROVIDER REPRESENTS AND WARRANTS TO CUSTOMER THAT (A) SERVICE PROVIDER WILL ASSIGN SERVICE PROVIDER PERSONNEL OF APPROPRIATE SKILLS AND BACKGROUND TO PERFORM THE SERVICES FOR CUSTOMER, AND IN NO EVENT OF LESSER SKILLS AND BACKGROUND THAN PERSONNEL WHO PERFORM COMPARABLE SERVICES FOR SERVICE PROVIDER; AND (B) ALL SERVICES WILL BE PERFORMED IN A WORKMANLIKE MANNER, AND NO LESS COMPETENTLY THAN COMPARABLE SERVICES PERFORMED FOR SERVICE PROVIDER.

5.2 Disclaimer.  EXCEPT AS SET FORTH IN SECTION 5.1, SERVICE PROVIDER PROVIDES ALL SERVICES “AS IS,” WITHOUT ANY EXPRESS WARRANTIES OR REPRESENTATIONS.  SERVICE PROVIDER HEREBY DISCLAIMS (WITH EFFECT ALSO FOR ALL ITS AFFILIATES) ANY IMPLIED WARRANTIES AND REPRESENTATIONS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT WITH RESPECT TO ANY SERVICES OR OTHER DELIVERABLES PROVIDED OR TO BE PROVIDED HEREUNDER.  IN NO EVENT SHALL SERVICE PROVIDER HAVE ANY LIABILITY OR RESPONSIBILITY FOR LOST BUSINESS, LOST PROFITS, LOSS OR INTERRUPTION OF BUSINESS OR ANY OTHER SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGE SUFFERED BY CUSTOMER IF SERVICE PROVIDER IS UNABLE FOR ANY REASON TO PROVIDE SERVICES TO CUSTOMER OTHER THAN SERVICE PROVIDER’S GROSS NEGLIGENCE AND WILLFUL MISCONDUCT.

5.3 Limitation of Liability.

(a) Limitations.  IN NO EVENT SHALL ANY PARTY HAVE ANY LIABILITY FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, REVENUE OR DATA.  IN NO EVENT SHALL SERVICE PROVIDER’S LIABILITY FOR ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY SERVICE PROVIDED HEREUNDER EXCEED THE GREATER OF (A) THE TOTAL AMOUNT OF FEES PAID OR TO BE PAID BY CUSTOMER UNDER THIS AGREEMENT FOR THE SERVICE PRINCIPALLY RESPONSIBLE FOR SUCH DAMAGES, OR (B) ONE HUNDRED THOUSAND US DOLLARS ($100,000); PROVIDED, THAT EACH PARTY’S AGGREGATE, CUMULATIVE LIABILITY SHALL NOT EXCEED THE TOTAL AMOUNT OF FEES PAID OR TO BE PAID BY CUSTOMER HEREUNDER

(b) Scope.  THE LIMITATIONS OF LIABILITY IN SECTION 5.3(a) SHALL APPLY TO ANY DAMAGES, HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY, WHETHER DERIVED FROM CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE), OR ANY OTHER LEGAL THEORY, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER THE LIMITED REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

ARTICLE 6
CONFIDENTIALITY.

The provisions of Section 10.7 (Confidentiality) of the Purchase Agreement shall apply to this Agreement mutatis mutandis.

ARTICLE 7
TERM AND TERMINATION.

7.1 General.  The Term will commence as of the Effective Date and will continue through the expiration of the Special Services Transition Period unless extended by a written, mutual agreement or terminated pursuant to this Article 7.

7.2 Termination for Convenience.  Customer may terminate this Agreement or any Schedule only with respect to Services to be performed for Customer hereunder for any or no reason with ten (10) Business Days’ written notice and payment of any outstanding invoices for any Services performed by Service Provider prior to or within five (5) Business Days after the effective date of Customer’s termination.

7.3 Termination for Material Breach or Default.  Any Party may at any time, without waiving any legal rights or remedies it may otherwise have, immediately terminate this Agreement upon the occurrence of any of the following events:

(a) in the case of a failure by Customer to pay any Service Fees when due and such failure is not cured within five (5) Business Days of receipt of written notice describing such breach in sufficient detail;

(b) in the case of any other material breach and such material breach is not cured within ten (10) Business Days of receipt of written notice describing such breach in sufficient detail;

(c) in the case of a breach of or default under the Purchase Agreement or the other Ancillary Agreements (as defined therein) and any applicable cure period thereunder has expired with respect to such breach or default.

(d) in the case of a non-material breach and (i) such non-material breach cannot be completely cured within thirty (30) days of receipt of written notice describing such breach in sufficient detail or (ii) substantial progress towards the cure of such non-material breach has not been made within thirty (30) days of receipt of written notice describing such breach in sufficient detail; or

(e) if any other Party commences a voluntary case or seeks relief under any bankruptcy or insolvency or analogous law in any jurisdiction inside or outside the United States, has an involuntary case commenced against it under the Bankruptcy Code which remains undismissed and unstayed for a period of thirty (30) days, makes an assignment to the benefit of its creditors, or becomes insolvent or ceases to do business as a going concern.

7.4 End of the Term.  Following termination of this Agreement, Service Provider will have no further obligation to perform any Services under this Agreement or any Schedule.

7.5 Effect of Termination.  A termination of this Agreement by either Party shall have no effect on any other agreement that may exist between the Parties including, without limitation, the Purchase Agreement, the other Ancillary Agreements and any related agreements. Any termination under the provisions of Article 7 shall not affect any monies owing or obligations incurred hereunder by any of the Parties prior to the effective date of termination.

7.6 Survival.  Article 1 and Article 4 through Article 8 shall survive any termination of this Agreement.

ARTICLE 8
ATMEL NAME, ASSETS AND INFORMATION

8.1 Atmel Name, Assets and Information.   Except for the limited license referred to in Section 8.2 below, following the Effective Date, Customer shall, and shall cause its Affiliates to (a) remove “Atmel”, “XSense” or any derivative, extension, abbreviation, variation or indicia thereof or other similar mark and any other trademark, previously or currently used by Atmel or any of its Affiliates (collectively, the “Atmel Marks”), from all equipment, signs, other properties and vehicles of the Customer and all of its Affiliates; and (b) cease using the Atmel Marks in electronic databases, web sites, product instructions or specifications, technical documentation, brochures and other marketing materials, packaging and other materials, printed or otherwise.

8.2 Limited Trademark License

(a) Service Provider hereby grants to Customer, for a period of one hundred eighty (180) days from the Effective Date, a worldwide, royalty free, non-exclusive license to use the name “XSense” (the “XSense Marks”) on or in connection with, the manufacture, sale and marketing of XSense Touch Sensors, without modification and in a manner generally consistent with the manufacture, sale and marketing of XSense Touch Sensors by Service Provider immediately prior to the Effective Date.  Upon the termination of the foregoing licenses, Customer must cease all such use.  Notwithstanding the foregoing, Customer shall not use the “Atmel” name or any other Atmel-related or controlled marks in connection with the manufacture, sale or marketing of XSense Touch Sensors and shall not, in any way, indicate, suggest, imply or reference that Service Provider or any of its Affiliates is the manufacturer of the XSense Touch Sensors, otherwise affiliated in any manner with Customer or any of its products or that Service Provider is supporting Customer in any manner.

(b) Customer shall maintain the quality of the goods and documents with which such XSense Marks are used and visible at no less than the same level maintained in all material respects by Service Provider prior to the Effective Date. Without limiting the foregoing, the Customer shall not use the XSense Marks in a manner that detracts from the goodwill associated with such XSense Marks.  Customer’s use of the XSense Marks must comply in all material respects with all instructions, practices or requirements of Service Provider, including any and all trademark usage guidelines (available as of the date hereof and at any time during the term of this license at http://www.atmel.com/About/trademark_usage1.aspx) provided or made available to Customer by Service Provider.  All goodwill associated with the use of such XSense Marks shall inure to the sole benefit of Service Provider and its Affiliates.

(c) Service Provider shall have the right to monitor the quality of Customer’s goods and services that are offered in connection with the XSense Marks solely for the purpose of confirming compliance with the trademark license granted pursuant to this Section 8.2(b), and Customer shall provide reasonable assistance to Service Provider in such monitoring by providing, at Service Provider’s request and expense, samples of such goods and services and extending other reasonable cooperation to Service Provider as requested by Service Provider.

(d) Customer acknowledges and agrees that Service Provider or its Affiliates are the owners of the XSense Marks and all goodwill attached thereto. Neither this Agreement nor any of the Ancillary Agreements gives Customer or any Affiliate of Customer the right to use the XSense Marks except in accordance with this Agreement or the Ancillary Agreements.  Customer agrees not to attempt to register, and to cause its Affiliates not to attempt to register, the XSense Marks nor to register anywhere in the world any trademark that is the same as or similar to the XSense Marks.

(e) Customer shall not, and shall cause all of its Affiliates not to, directly or indirectly, advertise or hold itself out as Service Provider or an Affiliate of Service Provider.

ARTICLE 9
INDEMNIFICATION

Notwithstanding anything to the contrary herein, Customer shall indemnify Service Provider and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Service Provider Indemnitees”) and hold them harmless from and against any and all claims, losses, damages, liabilities, deficiencies, obligations or out-of-pocket costs or expenses, including, without limitation, reasonable attorneys’ fees and expenses and costs and expenses of investigation (collectively, “Losses”), arising out of or resulting from Service Provider’s and/or its Affiliates’ performance of the Services hereunder, except to the extent such Losses are arising from the Purchased Assets after the Effective Date or Customer’s breach of the Purchase Agreement (in which case, Customer’s indemnification obligations shall be pursuant to the Purchase Agreement) or due to Service Provider’s gross negligence and willful misconduct in performing the Services hereunder.

ARTICLE 10
GENERAL.

10.1 Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Customer, to:

Uni-Pixel Displays, Inc.
8708 Technology Forest Place, Ste 100
The Woodlands, TX 77381
Attn: Jeff Hawthorne, CEO
Facsimile: (281) 825-4599
email: jhawthorne@unipixel.com

If to Service Provider, to:

Atmel Corporation
1600 Technology Drive
San Jose, CA 95110
Attn: Legal Department
Facsimile: (408) 436-4111
email: legal@atmel.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) To the maximum extent permitted by Law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand.

10.3 Successors and Assigns.  This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties; provided that, without such consent, Customer may transfer or assign this Agreement, in whole or in part or from time to time, to (i) one or more of its Affiliates, (ii) by operation of law, or (iii) in connection with any merger, consolidation or sale of all or substantially all of its assets or in connection with any similar transaction but no such transfer or assignment will relieve Customer of its obligations hereunder.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

10.4 Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

10.5 Consent to Jurisdiction.  Each Party irrevocably submits to the exclusive jurisdiction of (a) the State of California, County of Santa Clara, and (b) the United States District Court for the Northern District of California, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Party agrees to commence any such action, suit or proceeding either the United States district Court for the Northern District of California, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of California located in the County of Santa Clara.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the courts of the State of California located in the County of Santa Clara with respect to any matters to which it has submitted to jurisdiction in this Section 10.5.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the courts of the State of California, County of Santa Clara, or (ii) the United States District Court for the Northern District of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

10.6 Counterparts.  This Agreement may be executed in any number of counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, execution by original signature.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

10.7 Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder; except that in the case of Article 9 hereof, the Service Provider Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third-party beneficiaries of such sections and shall have the right to enforce such sections in their own names

10.8 Entire Agreement.  This Agreement, the Purchase Agreement, the other Ancillary Agreements, the exhibits, Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, covenants, representations, warranties, undertakings and understandings, written or oral, among the Parties with respect to the subject matter hereof.

10.9 Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.10 Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 Force Majeure.  Service Provider will not be deemed to have defaulted or failed to perform hereunder if Service Provider’s inability to perform or default will have been caused by an event or events beyond the reasonable control and without the fault of Service Provider, including (without limitation) acts of a Governmental Entity, embargoes, fire, flood, explosions, acts of God or a public enemy, strikes, acts of terrorism, labor disputes, vandalism, civil riots or commotions, or the inability to procure necessary raw materials, supplies or equipment due to events beyond the reasonable control and without the fault of Service Provider.

10.12 Independent Contractors.  The Parties hereto are independent contractors.  Nothing contained herein or done pursuant to this Agreement shall constitute either Party the agent of the other Party for any purpose or in any sense whatsoever, or constitute the Parties as partners or joint venturers.

[signatures on following page]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.

ATMEL CORPORATION

By: /s/ Steve Skaggs
Name: Steve Skaggs
Title: CFO

UNI-PIXEL DISPLAYS, INC.

By:  /s/ Jeff Hawthorne
Name:  Jeff Hawthorne
Title:    Chief Executive Officer

In accordance with paragraph (b)(2) of Item 601 of Regulation S-K, the following schedules and exhibits have not been filed with this Transition Services Agreement. If requested by the Securities and Exchange Commission, the Company will furnish supplementally a copy of any omitted schedule or exhibit.

Schedule A: Eyelit Manufacturing Execution System Services
Schedule B: Business Data, Eail, Network and Communication Services
Schedule C: Facilities Support Services
Schedule D: Quality Assurance/Failure Analysis Services
Schedule E: Operational Support Services
Schedule 3.7 List of Contacts